EXHIBIT 10.2


                            GARDEN RIDGE CORPORATION
                                AMENDMENT TO THE
                  AMENDED AND RESTATED 1994 STOCK OPTION PLAN


Article V, subparagraph (e) of the Garden Ridge Corporation Amended and Restated 1994 Stock Option Plan is hereby amended and restated in its entirety as follows:

            (e) TERMINATION OF EMPLOYMENT. In the event of an optionee's termination of employment with the Company for any reason other than death, all stock options shall terminate to the extent they were not exercisable at the date of the optionee's termination, but to the extent they were then exercisable by the optionee, the optionee shall be entitled to exercise such options for a period of 30 days from the date of the optionee's termination. Upon the termination of an optionee's employment by reason of death, the optionee's stock options shall terminate to the extent they are not exercisable at the date of the optionee's death, but to the extent they were then exercisable by the optionee, the optionee's estate or the beneficiaries thereof shall be entitled to exercise such options for a period of one (1) year from the date of the optionee's death but not thereafter. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of stock options that were not exercisable on the date of termination of an optionee's employment with the Company, and extend the period in which stock options may be exercised by an optionee, an optionee's estate or the beneficiaries thereof, as applicable, following the date of termination, but no stock options shall be exercised after the expiration of ten years from the date such stock option is granted.

Effective:
September 17, 1998.